Final Transcript

Conference Call Transcript PWAV - Q3 2008 Powerwave Technologies Earnings Conference Call Event Date/Time: Oct. 30. 2008 / 2:00PM PT

CORPORATE PARTICIPANTS

Tom Spaeth

Powerwave Technologies Inc. - Treasurer

Kevin Michaels

Powerwave Technologies Inc. - CFO

Ron Buschur

Powerwave Technologies Inc. - President, CEO

CONFERENCE CALL PARTICIPANTS

Charles John

Piper Jaffray - Analyst

Jeff Kvaal

Barclays Capital - Analyst

George Iwanyc

Oppenheimer & Co. - Analyst

Ehud Gelblum

JPMorgan - Analyst

James Falkoff

Robert W. Baird & Co. - Analyst

James Faucette

Pacific Crest Securities - Analyst

Bill Choi

Jefferies & Co. - Analyst

Kevin Dede

Morgan Joseph & Co. - Analyst

Brian Modoff

Deutsche Bank - Analyst

Tony Rao

East Shore Partners - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2008 Powerwave Technologies earnings conference call. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today's conference. (OPERATOR INSTRUCTIONS)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today's conference, Mr. Tom Spaeth, Powerwave's Treasurer. Please proceed, sir.

Tom Spaeth - Powerwave Technologies Inc. - Treasurer

Thank you. Good afternoon, and welcome to Powerwave Technologies' third quarter 2008 financial results conference call. I am Tom Spaeth, Powerwave's Treasurer.

Joining us on today's call will be Ron Buschur, Powerwave's President and Chief Executive Officer; and Kevin Michaels, Powerwave's Chief Financial Officer.

Before starting, I would like to point out that various remarks we make about future expectations, plans and prospects for Powerwave, including, but not limited to, anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, cash flow projections, revenue composition, improvements in cost structure, costs related to our facility consolidations, future cost savings related to our cost reduction activities, demand levels for the Company's product lines, projected growth and market share, trends in the wireless infrastructure market, the timing of product deliveries and future orders, the timing of proposed staff reductions in our Finland manufacturing facility, the success of new products, expense levels, capital expenditure rates, inventory turns, tax rates and days sales outstanding are all forward-looking statements.

These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied.

Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, integrate acquisitions and realize anticipated cost savings and synergies, the potential negative impact on demand for our product due to the macroeconomic environment and worldwide credit tightening, potential reduced demand due to industry consolidation among our major customers, fluctuations in foreign currencies, the ability to accurately forecast cash flows and credit collections, the impact of competitive products and pricing, economic and political conditions and the loss of one or more significant customer accounts.

Please refer to our press release, Powerwave's current Form 10-Q for the quarterly period ended June 29, 2008 and our Form 10-K for the fiscal year ended December 30, 2007 and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied.

In addition, on this call we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found at our website at Powerwave.com and on Business Wire.

The press release also has detailed information concerning several of the significant items impacting our results and we urge you to review that information. Now I'm going to turn the call over to Kevin Michaels, Powerwave's Chief Financial Officer.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you, Tom, and good afternoon everyone. With all the risk factors in mind, I would like to start by reviewing our financial results which are also summarized in our press release. Net sales for the third quarter of 2008 were $238 million, an increase of 18.6% from the same period last year. We reported a net loss of $1.8 million for the third quarter, which equates to a GAAP net loss of $0.01 per share.

The GAAP loss includes approximately $6.1 million of restructuring and impairment charges which includes charges related to the restructuring and consolidation of several of our facilities as well as severance costs. There was also an additional $6.7 million of non-cash intangible asset amortization related to our prior acquisitions. All these charges and amortization totaled approximately $12.8 million for the third quarter of 2008.

On a pro forma basis, excluding all restructuring and impairment charges and intangible asset amortization, we generated pro forma net income of $10.4 million or pro forma fully diluted earnings of $0.08 per share. I want to note that included in both our GAAP and pro forma results are the impact of approximately $1.1 million of pretax stock-based compensation expense due to SFAS 123(R) almost all of which is included in operating expenses.

Excluding this expense from our reported results adds approximately $0.01 to EPS for both GAAP and pro forma results. This is the same impact as in the prior year period. On a geographic basis, our total Americas revenues for the third quarter of 2008 was approximately $70.5 million or 30% of revenue. Total Asian sales were approximately $100 million or 42% of revenue, and total European and other international revenues were $67.5 million or approximately 28% of revenues.

For the third quarter, our revenue from the Asia-Pacific region grew by more than $27 million when compared with the second quarter of this year. As we had forecasted, we did see a slow down in the European region during the quarter. In the third quarter, our antenna systems product group sales totaled $75.4 million or 32% of total revenue. Base station subsystem sales totaled $142.9 million or 60% of revenue and coverage solution sales totaled $19.7 million or 8% of revenue.

Our total 3G related sales were approximately $101.1 million or 42% of our total revenue and our 2G and 2.5G related sales were approximately $127.9 million or 54% of revenue, and our WiMax sales were approximately $9 million or 4% of revenue. In terms of our customer profile in the third quarter, total OEM sales account for approximately 59% of total revenue and direct and operator sales account for approximately 41%.

Moving on to gross margins on a GAAP basis our total consolidated gross profit margin was 21.4% for the third quarter, which is an increase from the 20% reported in the second quarter of this year. In our press release on page three, there is a table with the reconciliation of the various factors impacting our gross margin for the quarter.

On a pro forma basis, excluding restructuring and impairment charges and non-cash intangible asset amortization totaling $7.5 million, our total gross profit margin was 24.5%. On a GAAP basis, our reported cost of goods sold includes a credit of approximately $2.4 million related to the sale of inventory to several customers that was previously determined to be excess and obsolete to our ongoing requirements.

This represents an increase of approximately 1% of gross margin and when you subtract that from our reported pro forma gross margin, our adjusted pro forma gross margin was 23.5% which is down slightly from the adjusted pro forma gross margin of 24% on a similar basis in the second quarter of 2008. Our gross margin was impacted by lower sales in the third quarter and by the increase of our OEM and Asia based sales which carried lower gross margins.

Next I'll review our operating expenses for the third quarter. Our sales and marketing expenses were $10.3 million, research and development expenses were $18.5 million and G&A expenses were $18 million. Excluding restructuring and impairment charges and intangible amortization for the third quarter which totaled $5.3 million, our total operating expenses equaled approximately $46.7 million, which is approximately a $3.2 million reduction from the second quarter of 2008.

In addition, this amount includes approximately $1.5 million of an employee bonus accrual for the third quarter. We remain committed to our cost reduction plans and we will continue to execute on these plans in the quarters to come. As we have previously stated, our quarterly operating expense target of $45 million for the second half of this year excludes any amortization of intangibles and restructuring and impairment costs as well as any employee bonus accruals.

In terms of other income and expense, we recorded a total of approximately $42,000 of other expense in the third quarter of 2008. This compares to $4.7 million of other expense in the second quarter of 2008. The main contributor to this reduction in our other expense was the foreign exchange translation gain of approximately $2.6 million for the third quarter. This gain was primarily due to increases in value of the U.S. dollar during the third quarter.

Our third quarter tax rate was impacted by some minor tax payments and the valuation allowances on our deferred tax assets. While we will continue to evaluate our future tax rate based upon our diverse international operations, we continue to estimate that our effective worldwide tax rate will be approximately 10% for fiscal 2008. I want to stress that this estimate will fluctuate based upon our actual results. For the first nine months of 2008 on a full GAAP basis, our rate was approximately 10.6%.

Next I'll review our balance sheet. Total cash at September 28, 2008 was approximately $61.3 million of which $3.6 million is restricted cash. Cash flow from operations was approximately break even for the third quarter.

As we stated on last quarter's call, during the third quarter we paid out approximately $20 million of one-time payments, which included the repayment of 1.25% convertible notes which amounted to approximately $14 million, a deferred payment of approximately $4 million related to our VersaFlex acquisition and approximately $2 million in acquisition related to the Swedish tax claim that was included in the LGP Allgon acquisition.

Total capital spending was approximately $2.2 million for the quarter. I do want to highlight that we have now paid all of the short-term debt that was outstanding at the end of the second quarter and we have no other long-term debt coming due until November 2011. Looking at other items on our balance sheet, our net inventory was $88.8 million which represents inventory turns of approximately 8.1 times. We remain extremely focused on maintaining and improving our industry leading inventory turns.

Our total net accounts receivable increased slightly to $256.8 million resulting in our AR day sales outstanding increasing to approximately 98 days from 94 days in the second quarter of 2008 and 103 days in the first quarter of 2008. Before turning the call over to Ron, I would like to remind you that we do not provide quarterly guidance.

We believe that our investors are better served by focusing on long-term trends as opposed to the short-term volatility that is inherent in the markets that we compete in. Please note that our guidance for 2008 remains subject to a number of risks and uncertainties that could impact our future outlook and results and many of these are detailed in our public filings with the SEC.

With all that in mind, taking into consideration the current macroeconomic crisis impacting all the economies that we compete in, we have decided that it is appropriate to revise our expectations for this year. As you are aware, the global credit crisis escalated during September and October and in the last two weeks we have started to see an impact on our business. A few customers have started to cancel or request delays of orders for equipment.

Based upon our current best estimates, we are resetting our target fiscal 2008 annual revenue range to our previous guidance range of $880 million to $920 million. While we are decreasing our forecasted revenue for fiscal 2008, we want to note that while economic factors are not in our control, we still believe that there are opportunities for Powerwave to continue to do well in this environment.

With that, I'd like to now turn the call over to Ron Buschur, Powerwave's President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thank you, Kevin, and good afternoon, everyone. I first want to address the topic that I believe is on everyone's mind and that is what is the current outlook for the wireless infrastructure spending? There is a lot of uncertainty due to all the issues facing the global economy from the freezing up of the credit markets to the apparent entry into a recession. These impacts are affecting most of the markets that we compete in.

Some of our customers are reevaluating their purchasing intentions as they, along with us, are trying to determine a near-term impact of the credit crunch as well as the long-term macroeconomic impact on our market demand. Our customers from both the OEM and direct operator markets are not able to give us firm forecasts as they do not know how long the credit markets will be constrained which impacts their long-term capital spending plans.

However, as we look out beyond the fourth quarter into next year, we do believe that the long-term demand for the wireless service, especially data-driven demand, will continue to increase and create demand for additional infrastructure spending which should create demand for all of the products and solutions that Powerwave provides. We continue to believe that the wireless network operators throughout the world are looking for ways to continue to improve their network performance more cost effectively using solutions like those we provide rather than investing in new base station equipment.

Despite the negative economic concerns, I am very pleased and proud of the third quarter results and I would like to thank all of our employees and partners for their commitment, hard work and support. For the third quarter, we saw our revenues increase 18.6% versus the prior year. Through continued focus on controlling and reducing our costs, we were able to reduce our pro forma operating expenses by $3.2 million from the second quarter of 2008.

In the third quarter, we have also achieved our targeted pro forma quarterly operating expense of $45 million. For the quarter, we maintained an overall pro forma gross margin of 24.5% despite a slowdown in our direct operator business. With the reductions in our operating expenses, we were able to achieve a pro forma operating margin of 4.9% and a pro forma fully diluted earnings of $0.08 per share for the quarter.

We still have some work ahead of us, but the good news is we are ahead of the competition in terms of streamlining and reducing our cost structure and we will continue to execute on this strategy going forward. Now I'd like to review some additional highlights and activities in the third quarter. In terms of our product areas, we saw our antenna systems revenue increase 10% sequentially and 70% year-over-year, far more than the overall industry growth rates that have been reported.

In addition, our coverage solution product segment, an area where we've been spending significant R&D resources as well as introducing many new solutions this year, we saw 98% growth over the third quarter a year ago. Looking at our top customers for the third quarter, total revenue for Nokia Siemens was approximately $77 million and accounted for approximately 32% of our total revenue, an increase by approximately 13% from the second quarter.

Revenue for Alcatel-Lucent was approximately $33 million, which represents approximately 14% of our revenue. At the end of the second quarter, we announced our plan to close our manufacturing operations in Maryland. We can now report that all the production activities have been transferred from Maryland location. The majority of our production capacity was transferred to Asia with some specific technologies and capabilities moving to our Southern California location.

We should see some benefits from this consolidation during the fourth quarter and into 2009. In addition, this week we announced the restructuring of our manufacturing location and activities regarding our Finland operation, which is being done to reduce our overall manufacturing and operating expenses to further lower our break even point. We expect the consolidation to be completed by the first quarter of 2009.

During this period of time, we redefined our product design methods and our locations to better facilitate a shorter and more effective design cycle to improve our product ramp capability at a lower cost. Powerwave has and will continue to evaluate and analyze the utilization and locations of our engineering and design teams globally to help minimize our investments and resource expertise while maintaining our technology leadership position.

While we do believe these activities coupled with our previous actions will further leverage and reduce our overall operating costs by consolidating production capabilities and reducing overhead costs and redundancies where possible. We are continuing to focus on our objective of reducing our overall cost structure in manufacturing by improving our productivity, efficiencies, our yields, cycle times and better capital utilization.

As well, we are focusing our efforts around rationalizing and simplifying our supply chain, shortening our lead times and reducing our inventory levels while continuing to reduce our operating expenses. At the same time, we continue to invest in key research and development activities enhancing our product and technology leadership position with our customers by providing them with a cost effective solutions.

Clearly, we continue to believe that Powerwave has one of the strongest product portfolios, the best personnel and engineering resources as well as the most advanced, leading edge technology solutions for the next generation of products. Powerwave Technologies has the right strategy to weather this economic storm.

We have made great strides in driving profitability across our whole organization and we have successfully grown our revenues and significantly reduced our operating expenses while returning the Company back to profitability during the past year. And we will continue to execute on this plan going forward.

I continue to believe that this team, these solutions and the wireless industry will create exciting and growing opportunities for Powerwave Technologies' investors and employees in the years ahead. As I previously stated, we still have a lot of work ahead of us and we are extremely focused on improving Powerwave's profitability and performance which will generate the level of shareholder value you deserve.

I would now like to turn the call over to the operator and address any questions you may have.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS) And please stand by for your first question. And your first question comes from the line of Mike Walkley of Piper Jaffray.

Charles John - Piper Jaffray - Analyst

Thanks. This is Charles John sitting in for Mike. Hi, Kevin and Ron.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Hello.

Charles John - Piper Jaffray - Analyst

So, obviously, a tough macro there and not much visibility, but could you give us some color on what you're hearing from carriers and more importantly, in your discussion with them, does it sound like they have pretty firm plans for reducing CapEx the next couple of months and 2009 or is it more of a wait and see approach and there is some potential for changing if the trends are not as bad as what people are forecasting?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, I think a lot of the operators are really trying to wait and see what really takes place. You do have some carriers who are saying that they have -- are going to continue with some of their deployment activities, but I really believe a lot of that is how they recognize the revenue more than just having new deployments taking place and that's -- we're seeing that at one specific large operator here in North America.

The visibility is very poor, so I think many of the operators still believe that there's going to be a need to improve their networks, but they're going to wait and see what the macro environment looks like before they commit to moving forward with that. I wouldn't say they've necessarily frozen it.

Charles John - Piper Jaffray - Analyst

Just to build on that, do you think -- at what stage are the carriers at in terms of having capacity in the towers or if I put it another way, can they really afford to pause their CapEx for a few quarters until they get better visibility? Or given the strong data trends, would they still have to spend on gear like power amplifiers and other gear in the towers?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, I mean we certainly can't speculate what they believe they can do, but looking at it from our perspective, it's clear that there's an increase in demand for data and that is utilizing some of the capacity that's out there and is causing some issues with the quality of the service and the network.

That's very good news in a little bit broader picture, but short term, I believe they're probably setting back there and trying to utilize, again, the equipment they have until they have a little bit better visibility longer term. So I don't think that we're going to see them making a quick deployment of new hardware until they better understand the market.

Charles John - Piper Jaffray - Analyst

Okay. And one last question for me. Just so I understand your guidance a bit better, it's down -- I think the mid-point about 20% sequentially and you're seeing a pretty steady increase in the sales in the APAC region. I was wondering if you could give us the mix in this new guidance and how we should think of profitability, both gross margin and operating margin for the next quarter?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, I think, clearly, as we've stated, that we're seeing weakness across a lot of markets. So the weakness is occurring internationally as well. I think a lot of the markets internationally, especially some of the developing markets rely heavily upon credit and given the credit issues in the world today, a lot of those operators are slowing down significantly their deployments as they deal with the credit issues.

So the timing of that and how that will happen is really uncertain right now. So we really don't have any feedback on that. Typically, we don't give earnings per share guidance and such. Clearly, with a fall off in revenue and the kind of reductions we're looking at potentially there, that would have a negative impact on our gross margins.

Charles John - Piper Jaffray - Analyst

Okay. Thanks a lot, guys.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you,.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thank you.

Operator

Your next question comes from the line of Jeff Kvaal of Barclays Capital.

Jeff Kvaal - Barclays Capital - Analyst

Thanks. Kevin and Ron, to what extent is this something that you folks feel like you may need to deal with further restructuring? Will you wait it out a quarter or so and see what happens or how should we think about that?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, Jeff, we're continuing to simplify our network, figure out ways to be much more competitive and continue to focus on lowering our expenses. We had a plan that we put in place and we've been executing on now for the last year and we're going to continue to complete that strategy and that plan and we're going to take the steps necessary.

We're not just reacting to the market dynamics. Certainly that has an effect on us, but the strategy and the plan that we had in place was always to go down this course and this path that we're currently working towards finishing and that we're working on looking into 2009.

Kevin Michaels - Powerwave Technologies Inc. - CFO

And, Jeff, let me add to that because I think it's a good question and where we are, as you know, we've really been on a -- restructuring our cost basis almost really the last year and a half and I think we feel we've done a lot there. We're pretty far through that. We have some further minor steps to do, but we've really been able to pull those costs down.

We're hitting our operating expense target. We hit the target we want to do for the end of the year in the third quarter. Clearly, we've been faced with a new environment here that is difficult for everyone out there. What we feel good about is we've done most of the hard lifting.

I mean we did announce a small closure just this last week that we're doing and certainly in this environment we're going to look to cut our costs further. But the reality is we've done a lot of the heavy restructuring, so we don't anticipate any kind of large scale activities because we've already done them and we think we have a very good, solid structure.

We'll continue to fine tune that. We'll continue to drive our costs down and our operating expenses down, but we think we're -- if you can be in a good position for this kind of environment, we think that's where we are.

Jeff Kvaal - Barclays Capital - Analyst

Okay. Great. And then I guess the next question is do you feel like we are in the early innings of this or that may not be an easy question to answer, but --

Kevin Michaels - Powerwave Technologies Inc. - CFO

I mean I'll take a first shot at that and see if Ron wants to add. I think the biggest thing is we don't think -- we don't know. Clearly, things have happened here in the last two months that no one could have predicted in the stock market and everything else.

Jeff Kvaal - Barclays Capital - Analyst

Yes.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Clearly, we've seen activities here just in the last couple of weeks that are disturbing and -- but it's what's happening out there today in the marketplace and we don't think that our industry is alone, but we think the credit issues follow everyone around. How long will it take to turn around? We don't know.

I mean we do know and we do believe as the earlier person mentioned, demand for wireless and data is strong. Clearly, it's not going to just -- people -- operators are going to put things on hold, they're going to wait and see how long it takes, but we know over the longer term the demand is there and it should drive some demand, but are we talking one quarter or two? We just don't know.

Jeff Kvaal - Barclays Capital - Analyst

Maybe my last question then would be are there areas in your -- that you're seeing that are being hit more severely by carriers chopping, trimming CapEx or is it pretty broad brushed as far as you can see?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I'd say -- Jeff, I think it's probably a broader approach across the complete product portfolio. I don't think it's any one product segment. I think one of the areas, as Kevin had outlined, that a lot of the operators are really struggling with is the true capacity that they have available and the increase in demand for data.

And that's taxing the networks. So if they get to a point to where they realize that there's a need to do something, that obviously allows us to sell products within our product portfolio at a broader pace and a broader approach than what we had today. So I don't think any one element of the market is really being affected or product segment, I should say.

Jeff Kvaal - Barclays Capital - Analyst

Okay. Perfect. Thank you both very much.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Operator

Your next question comes from the line of George Iwanyc of Oppenheimer.

George Iwanyc - Oppenheimer & Co. - Analyst

Thank you for taking my questions, guys. Ron, just following up on the same line, can you give us an idea of how the bookings level looks for this quarter and how that compares to what it was entering last quarter?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, I think it's fair to say, George, based on Kevin's comments, over the last couple of months here we're seeing a real crunch taking place in the market itself from a credit perspective, some concerns with the future economy, which has caused, I think, all of our customers to really go back and assess what they need.

So looking at the bookings and stuff, I think you could certainly say in the last few weeks it's been a little bit slower than what we would have liked to have seen and we're seeing an impact and that's what's led us to go back to our previous guidance and set that as the range that we want to move forward with.

Kevin Michaels - Powerwave Technologies Inc. - CFO

And just to build upon that, George, this is Kevin. As you know, we've never had a big backlog of booking business. I mean our business has traditionally always been really based on a turns business. Our largest customer segment, the OEMs, is a demand pull type business. So while there's forecast and stuff it's not a pure bookings type business.

So it's not like we sit on a big backlog. And clearly, what we started to see here just in the last couple of weeks is them coming back to us, adjusting their forecast and telling us demand is coming off and that's -- that's a real time -- real time type of feedback that we're providing and we don't normally operate with a one-to-one backlog of book business.

George Iwanyc - Oppenheimer & Co. - Analyst

Is there any incremental price structure that you're seeing at this point? In other words, it's holding firm and you just don't have any idea of what the demand will be?

Kevin Michaels - Powerwave Technologies Inc. - CFO

We don't see any. There's no pricing activity associated with this. This is just straight demand.

George Iwanyc - Oppenheimer & Co. - Analyst

And are there any product areas that have historically been more resistant to changes in demand, like the antenna area being up this past quarter, are there any product segments that --

Kevin Michaels - Powerwave Technologies Inc. - CFO

I wouldn't say that there's any single product area that I would point to. I mean that's just -- there's a different mix of orders and different segments and where we saw some growth. I mean you saw -- we obviously saw a lot of strength in the Asian markets this last quarter.

George Iwanyc - Oppenheimer & Co. - Analyst

Okay. And just one final question, you mentioned that you're looking at lowering the break even level. Can you give us a rough idea of where -- if we do see a dramatic drop off in demand, where you think new targets for 2009 could be for the OpEx level?

Kevin Michaels - Powerwave Technologies Inc. - CFO

I think, I mean, we're still working. Clearly -- I think I said this a little earlier. We're looking to drive our OpEx lower. We've hit our target of the $45 million per quarter and we're looking at how do we lower that further and those actions. So I'm not prepared to set a target yet. Clearly we're still trying to get a handle on what all of 2009 will look like. Clearly our goal is to have a lower operating expense.

George Iwanyc - Oppenheimer & Co. - Analyst

Thank you.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Operator

Your next question comes from the line of Ehud Gelblum of JPMorgan.

Ehud Gelblum - JPMorgan - Analyst

Thanks, Kevin, Ron, it's Ehud, helping Kim Watkins out. Couple of questions.

First of all, if we do look at the guidance and try and get a sense technology-wise between 2G, 3G and WiMax, is the slowness across the board in your orders or are you seeing carriers decide to continue to push on 3G, but maybe cut back on their GSM expenses, and the 2G expenses maybe a little bit earlier than they originally were planning or are you seeing the 3G build outs coming off at the same -- the same speed as the 2G?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I think they're very similar, both 2G and 3G technology platforms are slowing down. I don't believe there's any operator or any deployments that are being either slowed down or increasing based on the technology platforms. We see them both being slow at this point.

Ehud Gelblum - JPMorgan - Analyst

Okay. So no strategic rationale behind that. On a geographic basis given the pop now that you've seen in Asia, would that -- is that -- should we look at that as something that's more lumpy and will come back down, even scale to what the new revenue growth rate will be going forward or does that represent strength in Asia that seems to supersede the slowdowns that you're seeing in the rest of the world?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, we do think it's going to be a little bit lumpy moving forward, but I do think the APAC region again is strong and there is some opportunities there. What really concerns me is the credit crunch and the financial concerns within the capital markets to continue to fund these new build outs of these networks.

So that is going to have a bigger effect, I think, on some of the deployments in the APAC region, specifically India and China than what it would in, say, North America or Europe. So that's why if you look at that, I think you have to be a little bit more cautious in that region.

Ehud Gelblum - JPMorgan - Analyst

If you do look at India and China, you have 3G licenses being awarded in India early next year, possibly as early as January or February, and in China you have spectrum coming unlocked as well in the very early part of the year.

Are the slowdowns that you're seeing taking that into account, that new spectrum will be allocated within the next few months or is this assuming that none of that happens?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Right now what we're assuming is that things are going to slow down, again, due to the fact that many of these new deployments were going to be funded by capital that was going to be lent to these operators, not necessarily from the proceeds or the funds that they had internally. So, again, we believe unless the capital markets improve, they're going to be held back a little bit on these deployments.

If that's not the case, then certainly I do think as these new deployments take place, the new licensing and opening of some of the spectrum and expanding it, we expect to see some growth with that and that's a positive outlook when you look at some of the other let's say utilization of spectrum and some of the other licensing issues that have taken place in areas such as China for how many years with the 3G licensing.

So I do believe that's a positive. It is an opportunity for growth, but my concern is and our reservation is the fact that we're not sure they'll have the capital to do these deployments.

Ehud Gelblum - JPMorgan - Analyst

Right. That makes sense, good to know. Your guidance for the full year when you're back into your fourth quarter would indicate, with your OpEx levels and your gross margin levels, would indicate a negative margin or somewhat close to it, let's say depending on what you end up with for the fourth quarter.

Without getting too much into 2009, assuming, I mean, your seasonality usually brings you down in the first quarter, assuming we're at this run rate for some time and that we're in some sort of economic malaise for a little while, how low do you feel comfortable letting the operating margin get before you do start doing anything in addition?

I know you announced some restructuring now, but how low do you feel comfortable? Are we going to retest some of the lows we found in 2007 with the operating margin or is there some sort of cut off point at which you say, "I can't let it get below negative X percent," and therefore restructure some things?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, I think, as we mentioned earlier, we've done a significant amount of restructuring. We've taken a lot of costs out. We have some more work to do, but we're well past the halfway point. So we think we're in a good position there to leverage the Company.

Clearly as we've already stated, we're looking at some further reductions in our operating expense line which will help drive our margin there. Clearly we have focused this year on improving our gross margins. We've seen some good improvements there.

Clearly a sudden fall off in revenue is going to have a negative impact on gross margin, but we still believe we can maintain a reasonable gross margin and going forward we can leverage that. So we're not prepared to give guidance for '09 because there's just too much uncertainty there, but clearly our long-term goals of maintaining profitability, obviously, it may be some difficulty in the short-term, but that's our strategy and we'll do whatever it takes to deliver that.

Ehud Gelblum - JPMorgan - Analyst

Right. Understand. The current quarterly run rate can't seem to support the $45 million in OpEx, so the heavy lifting may have happened, I'm just wondering at what point you have to do some more heavy lifting rather than the tweaks you have associated with. Are you giving it two quarters, three quarters?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Again, you're making the assumption that all the effects of what we're currently working on and all the initiatives that are currently underway have only got us to the $45 million.

Kevin Michaels - Powerwave Technologies Inc. - CFO

And in terms also of the impact of our gross margin. So I think we still have activities and still impacts coming that will have positive benefits to our gross margin. So even in a negative revenue environment, we can still have some opportunity there. But as I said, we're not prepared to give guidance for '09.

Ehud Gelblum - JPMorgan - Analyst

Okay. Very, very helpful. I appreciate it.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Sure.

Operator

Your next question comes from the line of Ken Muth of Robert W. Baird.

James Falkoff - Robert W. Baird & Co. - Analyst

Hi, this is James Falkoff on for Ken. Your guidance is in part spurred by the slowdown in orders that you've seen and the customer feedback.

I just wanted to touch again on the comments about the credit crunch's impact on the developing markets carriers. Have you gotten direct feedback yet that that's actually having an impact or what's the direct feedback been from the developing markets carriers and how has that played into the comments that you're giving?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

No, that was direct feedback that we were given from the carriers.

James Falkoff - Robert W. Baird & Co. - Analyst

Okay. Okay. And then I guess a question on foreign exchange exposure. I guess it would be helpful if you could give any sort of rough breakdown kind of what the revenue mix is exposed to in terms of currencies?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, we haven't provided that kind of detail. I think predominantly our largest foreign exposure is of the euro and there are some other obviously different regions, things like the RMB and the Indian rupee. But we've never broken that down into detail and I don't think we're going to do that today.

James Falkoff - Robert W. Baird & Co. - Analyst

Okay. And then just touching back on the product categories, I guess the decline this quarter sequentially in the coverage solutions, are you seeing, I guess, softness in kind of the more enterprise related area of the business or is there something else that contributed to that and I guess how would you contrast that enterprise focused area with the more traditional carrier market?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, the enterprise portion of the business, as we have said, we're trying to roll out and complete some of the new development efforts around the products and solutions for that market set. So we really don't have enough products that fill that complete product portfolio to address that market effectively.

We -- we're gaining on that as you can see from the growth in that market segment, but until we exit this year, we won't have that complete product portfolio available and we are seeing a softness when you look at it from the operator perspective, and I think that's primarily driven across all the operators, not any specific operator or any one region or country.

James Falkoff - Robert W. Baird & Co. - Analyst

Okay. Thanks.

Operator

Your next question comes from the line of James Faucette of Pacific Crest.

James Faucette - Pacific Crest Securities - Analyst

Thank you very much. I'm wondering just a couple of follow-up questions to those that have already been asked.

Firstly, the strength that you saw in the September quarter in Asia Pacific, can you be more specific as to which countries that was in, firstly and then secondly, as it relates to the slowdown you've seen over the last couple of weeks, if you look at your emerging market customers that you do business with generally in dollar terms, have they changed their behavior and are they also attributing it to the credit crunch or are they also concerned in some cases about their own depreciation of currency? Thank you.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, I'll take the first part of that question and then I'll let Kevin comment on the second part. The first part looking at, obviously, the area that we have seen some growth. India's been strong.

We're seeing a lot of growth in the Korea marketplace as well as China. So those three regions have been quite healthy and then you have some of the other regions such as Thailand and Indonesia that seems to still have some potential growth and opportunities. And as far as the currency issue, Kevin, you want to add?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Sure. I think your question is a good one, but it's probably too sophisticated where we sit in the market today. I think the initial actions are going on about credit and they're dealing with credit tightness and credit availability. Those are the feedbacks we're getting.

Is it tied to their currency losing value against the dollar, it could be. But we haven't gotten to that level. This is more real time information, so it's difficult for us to really give you that kind of -- we just don't know the answer.

James Faucette - Pacific Crest Securities - Analyst

Sure. I understand. I just was asking in case anybody had mentioned it along the way. Thank you very much.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Sure.

Operator

Your next question comes from the line of Bill Choi of Jefferies & Company.

Bill Choi - Jefferies & Co. - Analyst

Okay. Several questions. I think on your SEC filings you guys had shown that in Q2 there was some 7-8% benefit on the top line due to forex strength. Can you just talk about the impact that had on the Q3 revenue?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Sure. It was down in the third quarter, it was around 4% and if you do a comparison to the second quarter of this year, actually it was a negative -- just about 2% decline from the sequential quarter.

Bill Choi - Jefferies & Co. - Analyst

So a 4% benefit in Q3?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Yes. Versus last year.

Bill Choi - Jefferies & Co. - Analyst

Last year, okay. Considering how your OEM sales were so strong and these issues you're talking about -- operators having availability to credit, whether they want to go ahead with the deployment or not, I start looking at the amount of product you shipped to the OEMs and kind of worry where those things are, whether they're stuck in this operator indecision, therefore, the inventory sitting in front of you in various channels could be quite substantial.

Do you have any visibility on inventory either at operator locations or at OEM locations and can you quantify how that might be?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Bill, this is Ron. I certainly understand a little bit of your concern around looking at the OEM mix and product that we had shipped. Looking at the visibility, though, that they have of our equipment, it's pretty well -- that's one of the last items when you're looking at the fulfillment of the product before it shipped, the complete base station.

Our products and solutions, if you think about it, are the last ones to be incorporated and deployed and they're typically, then, at that point put into the network. And what we see as far as visibility today into the OEM's inventory levels, we don't believe that there is a concern around the inventory levels so much as just the fact that the future uncertainty in demand may be causing a little bit of a pause. Not necessarily a build up of inventory that has to be burned off.

Bill Choi - Jefferies & Co. - Analyst

So your OEMs, when they're also hearing these operators talk about whether to go ahead with a deployment or not, that has not led to some stock of their own base stations and your components somewhere in OEM locations?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, I certainly can't tell you whether they have their components building up as far as inventory levels of finished goods, but I can tell you we don't believe that there's a lot of Powerwave products sitting in inventory waiting to be deployed at the customer base.

Bill Choi - Jefferies & Co. - Analyst

Okay. Now, just in terms of what you've seen in the last two weeks, cancellations and delays of orders, certainly understand delays potentially.

Outright cancellations, is there any way to kind of characterize the level of, I guess, finality in these characterize the level of, I guess, finality in these delays and cancellations that might be going on knowing that most of your products are shippable within days to two weeks?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Yes, I think the cancellations are more driven around some operators who may have planned a build out and that build out then was stopped due to the fact that they don't have capital to deploy it.

Some of the push outs that we see are traditional customers. They're seeing a bit of a slowdown in their business with their end customer, so they're pushing it out and saying at this point we maybe need to delay it or we may need less of this product this quarter than what we'd anticipated. But I think looking at the cancellation piece, it's really driven by some specific deployments that were scheduled where the funding is just not available.

Bill Choi - Jefferies & Co. - Analyst

Okay. And then, Kevin, just on these bonus accruals, you've obviously taken accruals for the past two quarters. How does this work? Is this based on an annual target and is there potential for reversal on these bonus accruals in Q4?

Kevin Michaels - Powerwave Technologies Inc. - CFO

No, our bonus is quarterly. So it's accrued and paid quarterly. So it's -- there is -- it's solely just tied to the third quarter, so I think you can rest assured that there will be no accrual in the fourth quarter.

Bill Choi - Jefferies & Co. - Analyst

Okay. One last one. You know, of the $11 million in obsolete inventory charge you took several quarters back you've been able to sell about $5 million of those. What are the possibilities of selling the remaining $5 million plus here?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, it's been what -- it's -- we haven't sold $5 million, it's actually less than that and actually over the last two years we've taken far more than that in inventory charges. But we don't expect to be -- I mean we have taken charges on what we thought was obsolete. We were surprised to be able to sell some of the stuff.

We don't expect to sell written off inventory. We don't expect -- as we've stated, we don't expect to continue to do that. We're always happy when we do, but we don't anticipate it.

Bill Choi - Jefferies & Co. - Analyst

Okay. Thanks.

Operator

Your next question comes from the line of Kevin Dede of Morgan Joseph.

Kevin Dede - Morgan Joseph & Co. - Analyst

It's Kevin Dede. Congrats on the nice job. Just kind of curious about the outlook and whether or not it's got you to rethink about your R&D spending priorities?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, it certainly always has us looking at our R&D spending priorities. We have to make sure that if we are spending money from an R&D perspective to develop technology that is utilized longer term, is that the right solution for the market conditions and will we be able to get a return on those R&D dollars that are spent.

Or should we take a more, let's say, very conservative and close-minded approach short term and say we're not going to spend any R&D dollars and we'll utilize the technology and the product platforms that we have going forward until the market returns.

As we said at the beginning of this year, we have initiatives underway from an R&D perspective that will allow us to diversify and allow us to enter into other market segments of wireless, and not necessarily just wireless communications, that we believe are in our best interests as well as the investors' best interests long term. So we're going to continue to pursue those investments and then we are going to scrutinize and reevaluate our strategy around some of our current initiatives and products around the wireless telecom space.

Kevin Dede - Morgan Joseph & Co. - Analyst

Where would LTE and WiMax fit on that list of priorities, Ron?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, as far as the WiMax, there's not a lot of development efforts that need to take place for us to continue deploying WiMax with the large carrier or the combination of carrier and operator who's being put together at the end of the year and is deploying the WiMax network.

So we feel good about that and the other piece that gives us a lot of comfort is we can leverage that WiMax technology as well as our 3G into our LTE product platform with a very small investment from an R&D perspective.

So those two would continue down the course that we currently have because if you looked at the overall spend, I think you would find, Kevin, that it's a very small investment relative to our R&D expenditure.

Kevin Dede - Morgan Joseph & Co. - Analyst

When do you think you might be more vocal about some of the diversification strategies that you're working on?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I would say we'll probably be addressing those more towards the second quarter of next year.

Kevin Dede - Morgan Joseph & Co. - Analyst

Fair enough. Thanks for taking the questions.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thank you.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Operator

Your next question comes from the line of Brian Modoff of Deutsche Bank.

Brian Modoff - Deutsche Bank - Analyst

Hi, it's Brian Modoff from Deutsche Bank.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I thought maybe there was someone new, Brian, sorry about that.

Brian Modoff - Deutsche Bank - Analyst

Quite all right. That was a little butcher job there.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I guess to say. We apologize.

Brian Modoff - Deutsche Bank - Analyst

Anyway, Kevin, on the balance sheet, just looking at the accounts receivable and inventories on -- sequentially there, obviously, you paid some debt down, but those didn't improve much. I'm just wondering, anything in there that's sticky or is it just you expect to see continued improvement in those two areas?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Actually, our inventory was down slightly, a couple of million.

Brian Modoff - Deutsche Bank - Analyst

Yes.

Kevin Michaels - Powerwave Technologies Inc. - CFO

So our inventory turns, I think we're happy with that. We maintained the turns. That -- I'd say we're very happy with that.

On our AR, the absolute balance increased a couple million, our days went up four days. We're not happy with that, we're very focused on that, we do believe going forward we can drive that down. Clearly the summer, you always get some slowdowns with the European vacations and stuff, so it's not totally unexpected.

The other thing is I do think some of the credit issues out there are probably causing some customers to slow their payments a little bit. It's not unexpected in this environment. So -- but we don't -- we feel that we're more an adequately reserved there, so we don't feel we have any bad debt risk out there.

Brian Modoff - Deutsche Bank - Analyst

Okay. And then back on the operating expenses, would you expect to continue to see a sequential improvement maybe, not the same magnitude, but a sequential improvement in that business into Q4?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Yes.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Yes, we would.

Brian Modoff - Deutsche Bank - Analyst

Good. All right, guys, thank you.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Operator

And your next question comes from the line of Tony Rao of East Shore Partners.

Tony Rao - East Shore Partners - Analyst

Hi. Just had a couple of questions left here. Can you speak a lit bit about what's going on with AT&T? They've been a 10% customer now for several quarters and it appears that they dropped out this quarter?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Yes, Tony, AT&T, I think, is still a very strong customer. I think what has taken place this quarter is you see a revenue recognition timing issue to where AT&T has deployed a lot of Powerwave products and they're seeing an improvement outlook in their spend and in their revenue for the quarter and Powerwave, where maybe slightly as you know ahead of that from a product shipping into the network perspective.

Business relationship, product quality, everything seems to be very strong and they're still well above a 5% customer and very close to a 10% customer this quarter.

Tony Rao - East Shore Partners - Analyst

Okay. So would you say then in forward quarters that we'd expect to see them pop back into the 10% category?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

If they start spending and move forward, I would certainly hope to see them move up into that area, yes.

Tony Rao - East Shore Partners - Analyst

Okay. You talked about the capital issues around the globe and obviously that's a bigger issue in the Asian markets. What about in the U.S. markets, would the carriers besides AT&T in the U.S. market, they don't -- most of the larger ones don't have the issues of raising capital to do their normal wireless expansions and investments. What's going on with those carriers?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, they're just concerned about the uncertainty in the marketplace, same as the rest of us are, Tony. I think if you'd listen to what Verizon said, they're going to be -- they're pulling back slightly on what they want to spend.

AT&T said that they're going to spend less this quarter than they did last, but they were -- their plans to continue to build out the network were forward looking. T-Mobile, I think, is probably the one that's continued down the path, but certainly has slowed down now.

Tony Rao - East Shore Partners - Analyst

Right.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Sprint, I think you know enough about that. I'm not sure. That's a relative gauge, at least today, to what's going on in the overall operator market from a spend perspective.

I think they're reissuing and relooking at their strategy and their deployment efforts and they're really focusing their efforts and spinning off part of that with Clearwire moving forward for WiMax initiatives.

Tony Rao - East Shore Partners - Analyst

Sure, sure. And when we look at Lucent, the business with Lucent, that's down this quarter. Is that also tied to the same types of trends that we're talking about on macro trends or are we at a peak in the delivery cycle there? What can we expect with Lucent?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, I think as we said, there was a peak in some of the products because we had transitioned from one product segment to another and within our product family to where we knew we were seeing a peak in that and we kind of cautioned you and the rest of the analysts a couple of quarters ago regarding that peak.

And the other piece, I do think that they have some concerns as well within their customer base and some of the challenges of growth that they're trying to focus on and address and that has had an effect on us. But I think they've got some areas that they're focusing on.

I think they announced a few wins recently, so we certainly believe that they'll return to the levels that we would like to see. I don't know if they'll necessarily return to the levels that we peaked at, Tony, that you were referring to.

Tony Rao - East Shore Partners - Analyst

So would you say your visibility there -- could you describe your visibility there looking at the coming -- the quarter that we're in now and possibly the quarter after that? Would this be a trough in the cycle?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, I wish I -- I'll be honest, I don't have visibility past this quarter, Tony, to give you that assessment. No one's really looking out and trying to give that type of view. I would say that Q3 is a run rate that was a little bit disappointing for us, but yet we do believe that there is some potential upside based on some of the wins that they have announced.

Tony Rao - East Shore Partners - Analyst

Okay. And just one more. if I might. It's -- we all look at data as a major driver for wireless expansion around the world and if you look in times of turmoil like we do -- we are experiencing now which is affecting consumer spending patterns, and we see that in all the data that comes across, are you getting into discussions with your customers or getting a sense from your customers that they feel that the data spend by their customers could be something that becomes scrutinized and that that's a possibility of a place when they look to cut back and maybe their wireless broadband service -- they forego it and those -- being that's a strong growth driver, I would imagine that's also something they have to be concerned about, the continued response from their customers?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, that's certainly a good question. I guess I would look at it a little bit differently, maybe, Tony. I think that what we're hearing from some of the operators, that segment they're not as concerned about because they think in this time of crisis and the time of trying to understand what's going on in the macro environment people are trying to collect and get more information versus less to make good decisions, and many of us are out and about during this period of time touching base with our customers, trying to understand what's going on from a global perspective.

So we are more mobile than what we possibly was prior to this type of turn down, so I don't think that the operators are looking at it that way. You might say that that's maybe a discretionary area where funding within companies would be scrutinized, but I don't think they're viewing it that way.

Tony Rao - East Shore Partners - Analyst

Okay. Well, that's all for me. Thank you, gents.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thank you.

Operator

This concludes the Q&A section of today's conference. I will now turn the call back over to Mr. Buschur for closing remarks.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I want to thank everyone for joining us today and for your continued interest in Powerwave Technologies. We look forward to sharing with you our results for the fourth quarter of 2008.

Operator

Thank you for your participation in today's conference. This concludes the presentation, and you may now disconnect.

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